                                                                 EXHIBIT M TO
                                                             REFUNDING AGREEMENT
                                                                    4(c)(8)


                      AMENDMENT TO PARTICIPATION AGREEMENT


                 The Participation Agreement is amended as follows:

                 1. AMENDMENT OF RECITALS TO THE PARTICIPATION AGREEMENT. The parenthetical in clause (ii) of the fifth whereas clause is amended by deleting it and substituting therefor the following: "(individually, as more particularly defined in the Lease referred to below, a "Certificate", and collectively, the "Certificates")".

                 2.  AMENDMENT OF SECTION 1 OF THE PARTICIPATION AGREEMENT.
Section 1(c) and all references thereto in the Participation Agreement are hereby deleted.

                 3.  AMENDMENT OF SECTION 7 OF THE PARTICIPATION AGREEMENT.
(a) Section 7(b)(2) is amended by deleting the words "each Original Loan Participant" and substituting therefor the words "the Pass Through Trustee, each Original Loan Participant (with respect to matters arising prior to the Refunding Date)", by inserting following clause (b) in the second parenthetical therein the words "(c) the Pass Through Trustee (in both its individual capacity and as Pass Through Trustee) together with the Pass Through Trustee," and by renaming clauses (c) and (d) in such parenthetical as clauses (d) and
(e), respectively. Renamed clause (e) of Section 7(b)(2) is amended to insert the word "Original" before the words "Loan Participant" each time they appear. The following sentence shall be inserted at the end of Section 7(b)(2): "No holder of a Pass Through Certificate shall be an Indemnitee for purposes hereof."

                 (b) Clause (i) of the first sentence of Section 7(b)(3) is amended by adding the words ", the Refunding Agreement, the Underwriting Agreement, the Pass Through Trust Documents" after the words "Trust Agreement and Indenture Supplement"; clause (vi) of the first sentence of Section 7(b)(3) of the Participation Agreement is amended by inserting after the words "any Certificates or" the words "any Pass Through Certificates or".

                 (c) Clause (iv) of Section 7(b)(4) is amended by inserting the words "or any Pass Through Trust Document" after the words "Operative Document".


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                 (d)  Clause (vi) of Section 7(b)(4) is amended by inserting the words "or Pass Through Certificates" after the word "Certificates" and by deleting the words "2.13 or Article IV" and replacing them with the words "6.01(b)(2) or Article 8".

                 (e) Clause (vii) of Section 7(b)(4) is amended by inserting the words "or the Pass Through Trustee," after the words "Owner Trustee", and by inserting the words "or the Pass Through Trust Documents" after the words "Trust Agreement".

                 (f) Clause (viii) of Section 7(b)(4) is amended by inserting the words "and the Pass Through Trust Documents" after the words "Operative Documents" each time they appear.

                 (g)  Section 7(b)(4)(ix) is amended by adding the words
"or an event which would constitute such an Event of Default but for the requirement that notice be given or time elapse or both" after the word "Lease" and before the semi-colon at the end thereof.

                 (h) Section 7(b)(4)(xiii) is amended in its entirety to read as follows:

                 "Any Claim to the extent that such Claim relates to amounts payable by the Owner Trustee to the Loan Trustee in respect of the Certificates or otherwise under the Trust Indenture with respect to Premium Amount, if any, payable as a result of a redemption or purchase of the Certificates pursuant to Section 6.01(b)(2) of the Trust Indenture without the prior written consent of the Lessee;".

                 (i) Section 7(b)(4)(xiv) is amended by deleting the word "and" after the semi-colon at the end thereof.

                 (j) Section 7(b)(4)(xv) is amended by deleting the period at the end thereof and replacing it with a semicolon, followed by the word "and".

                 (k) A new Section 7(b)(4)(xvi) is hereby added and reads as follows:

                 "(xvi) Any Claim of the Pass Through Trustee or any Loan Participant to the extent that it is indemnified by the Lessee pursuant to the Pass Through Trust





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         Agreement (including, without limitation, Section 7.06 thereof)."

                 (l)  Section 7(c)(1)(C) is amended by inserting the words
"or Pass Through Trust Document or Pass Through Certificate" between the words "Document" and ";".

                 (m)  Section 7(c)(1)(D) is amended by inserting the words
"the Pass Through Trust Documents or the Pass Through Certificates" between the words "Operative Documents," and "or the issuance"; and by inserting the words "or the Pass Through Trust Certificates" between the words "Certificates" and "(or the refinancing thereof)".

                 (n) Section 7(c)(1)(G) is amended by inserting the words "and the Pass Through Trust Documents" after the words "Operative Documents".

                 (o) Section 7(c)(2)(B) is amended by deleting the words "except to the extent that such Taxes would have been due had the transactions contemplated by the Operative Documents been the sole connection between the jurisdiction imposing such Taxes and such Loan Participant, provided that there shall not be excluded under clause (x) or (y) of this subparagraph (B) Taxes to the extent imposed by reason of such Loan Participant being treated as having a taxable exchange as a result of an assumption by the Lessee of the rights and obligations of the Owner Trustee under the Indenture and the Certificates pursuant to Section 2.16 of the Indenture (it being understood that nothing in this paragraph (B) shall impair the right of any Loan Participant to an indemnity pursuant to Section 2.04 of the Indenture)".

                 (p) Section 7(c)(2)(D) is amended by deleting the words "(other than a transfer pursuant to Section 2.04(i) of the Indenture)"; and by deleting the word "2.16" and substituting the word "7.03" therefor.

                 (q) Section 7(c)(2)(E) is amended by deleting the word "2.16" and substituting the word "7.03" therefor.

                 (r) Section 7(c)(2)(G) is amended by deleting the words "any Loan Participant,"; by deleting the word "and" between the words "Agreement" and "the Lease" and substituting the word "," therefor; and by inserting the words "or the Refunding Agreement" after the word "Lease" and before the semi-colon at the end thereof.





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                 (s)  Section 7(c)(2)(J) is amended by deleting the words
"any Loan Participant,".

                 (t) Section 7(c)(2)(L) is amended by deleting the words "any Loan Participant,".

                 (u) Section 7(c)(2)(N) is amended by deleting the words "any Loan Participant,".

                 (v) Section 7(c)(2)(Q) is amended by deleting each occurrence of the words "any Loan Participant,".

                 (w) Section 7(c)(4)(x) is amended by deleting the words "(provided that no Loan Participant shall have any obligation to claim any credit or any deduction in priority to any other claims, reliefs, credits or deductions available to it)".

                 (x) Section 7(c)(10) is amended by deleting the words ", provided that, in the case of any Loan Participant, the amount of any payment by such Loan Participant to the Lessee pursuant to this Section 7 shall be verified and certified by the independent public accounting firm that audits the financial statements of such Loan Participant"

                 (y)  Section 7(c)(11) is amended by deleting the words
"the Loan Participants,"; and by inserting the words "(but shall not include the Pass Through Trustee, any Loan Participant or any holder of a Pass Through Certificate)" between the words "Indenture Estate" and ",".

                 (z) Section 7(c)(13) is amended by deleting the words "; provided that nothing in this paragraph 13 shall affect the Lessee's obligations under clause (iii) of the second sentence of Section 3(c) of the Lease".

                 (aa) Section 7(d) is amended by inserting the words "or any of the Pass Through Trust Documents" between the words "Operative Documents" and ".".

                 (ab) Section 7(h) is amended by deleting it in its entirety.

                 4.  AMENDMENT OF SECTION 8 OF THE PARTICIPATION AGREEMENT.
Section 8(h), (i) and (j) are deleted in their entirety, and the following shall be inserted as Sections 8(h), (i) and (j):





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                 "(h)  So long as no Event of Default or Payment or Bankruptcy
         Default has occurred and is continuing, the Owner Trustee shall, promptly upon receipt of monies from the Loan Trustee pursuant to
         Section 7.01 or 10.04 of the Trust Indenture, pay such monies to the Lessee; provided that, if such Event of Default as specified in Sections 14(b), 14(c), 14(d) or 14(e) of the Lease shall have occurred and is continuing, no such monies may be withheld from the Lessee by the Owner Trustee for more than 90 days, during which period (i) the Owner Trustee shall not have been limited by operation of law or otherwise (including without limitation any action or inaction of the Indenture Trustee) from exercising remedies under the Lease and (ii) the Owner Trustee shall not have commenced to exercise any remedy available to it under Section 15 of the Lease."

                 "(i)  [Intentionally Omitted]."

                 "(j) If (i) all or any part of the Trust Estate becomes the property of, or the Owner Participant becomes, a debtor subject to the reorganization provisions of the Bankruptcy Reform Act of 1978 or any successor provision, (ii) pursuant to such reorganization provisions the Owner Trustee (in its individual capacity) or the Owner Participant is required, by reason of the Owner Trustee (in its individual capacity) or the Owner Participant being held to have recourse liability to the Pass Through Trustee or the Loan Trustee, directly or indirectly (other than the recourse liability of the Owner Participant under Section 16(a)(ii) of this Agreement), to make payment on account of any amount payable as principal, Premium Amount, if any, or interest on the Certificates, (iii) the Pass Through Trustee or the Loan Trustee actually receives any Excess Payment (as hereinafter defined) which reflects any payment by the Owner Trustee (in its individual capacity) or the Owner Participant on account of
         (ii) above, and (iv) the Pass Through Trustee or the Loan Trustee shall have received written notice that the payment constitutes an Excess Payment prior to the time such payment is distributed by the Pass Through Trustee or the Loan Trustee; provided that no such distribution shall be made prior to a date which is at least five Business Days after the Pass Through Trustee or the Loan Trustee, as the case may be, shall have given written notice to the Owner Participant that such distribution will take place, then the Pass Through





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         Trustee or the Loan Trustee, as the case may be, shall promptly refund to the Owner Trustee or the Owner Participant (whichever shall have made such payment) such Excess Payment. For purposes of this Section 8(j), "Excess Payment" means the amount by which such payment exceeds the amount which would have been received by the Pass Through Trustee or the Loan Trustee if the Owner Trustee (in its individual capacity) or the Owner Participant had not become subject to the recourse liability referred to in (ii) above. Nothing contained in this
         Section 8(j) shall prevent the Pass Through Trustee or the Loan
         Trustee from enforcing any personal recourse obligation (and retaining the proceeds thereof) of the Owner Trustee (in its individual capacity) or the Owner Participant under this Participation Agreement or the Trust Indenture (and any exhibits or annexes thereto) that is expressed as being an obligation of the Owner Participant or the Owner Trustee (in its individual capacity), respectively."

                 5.  AMENDMENT OF SECTION 9 OF THE PARTICIPATION AGREEMENT.
(a) The third sentence of Section 9(c) is amended by inserting the words "or the Pass Through Trust Documents" after the words "Operative Documents".

                 (b) The first sentence of Section 9(d) is amended by deleting it in its entirety and substituting therefor the following:

         "Each of the Owner Participant and the Owner Trustee hereby agrees with the Lessee, each Loan Participant, and the Loan Trustee (i) to comply with all of the terms of the Trust Agreement (as the same may hereafter be amended or supplemented from time to time in accordance with the terms thereof) applicable to it in its respective capacities the noncompliance with which would materially adversely affect any such party, (ii) not to amend, supplement, or otherwise modify any provision of the Trust Agreement in a manner adversely affecting the Lessee without the prior written consent of the Lessee or in a manner adversely affecting the Loan Trustee or a Loan Participant without the prior consent of the Loan Trustee and (iii) notwithstanding anything to the contrary contained in the Trust Agreement, not to terminate or revoke the trust created by the Trust Agreement without the prior written consent of the Lessee (such consent of the Lessee not to be unreasonably denied) and the Loan Trustee; provided, that





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         the Lessee's consent shall not be required if an Event of Default shall have occurred and be continuing or if the Owner Trustee shall be in breach of any of its obligations under the Trust Agreement."

             (c) Section 9(e) is amended by deleting it in its entirety and substituting therefor the following:

              "(e)  [Intentionally Omitted]."

             (d) Section 9(g) is amended by deleting it in its entirety and substituting therefor the following:

              "(g)  [Intentionally Omitted]."

             (e) Section 9(i) is amended by deleting it in its entirety and substituting therefor the following:

              "(i)  [Intentionally Omitted]."

             (f) Section 9(l) is amended by deleting the words "Section 3.07(b)" each time they appear and substituting therefor the words "Section 9.03".

             (g) Section 9(n) is amended by deleting it in its entirety and substituting therefor the following:

             "(n) Subject to Section 7.02 of the Trust Indenture, the Loan Trustee hereby agrees, for the benefit and at the expense of the Lessee, to cooperate with the Owner Trustee and the Lessee in effecting any foreign registration of the Aircraft pursuant to Section 7(a)(i) of the Lease; and the Lessee agrees for the benefit of the Loan Trustee that so long as any Certificate remains outstanding, the Lessee will not cause a change in registration unless such change is in compliance with such Section 7.02."

                 6.  AMENDMENT OF SECTION 10 OF THE PARTICIPATION AGREEMENT.
Section 10 is amended by deleting the second, third, fourth and fifth sentences thereof and substituting therefor the following:





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         "The Lessee hereby consents in all respects to the execution and delivery of the Trust Indenture and to all of the terms thereof, and the Lessee acknowledges receipt of an executed counterpart of the Trust Indenture. The Owner Participant expressly consents and agrees to the provisions of the Granting Clause and Sections 8.01, 8.03(e), 8.03(f), 11.01, 11.02 and 11.06 of the Trust Indenture. The Lessee, Owner Participant, the Owner Trustee, the Pass Through Trustee and the Loan Trustee hereby agree that the provisions of Sections 7.02 and
         7.03 of the Trust Indenture are hereby incorporated by reference herein for the benefit of the Lessee. Notwithstanding the foregoing, the Loan Trustee and the Owner Trustee hereby agree for the benefit of the Lessee that the Trust Indenture shall not be amended, modified or supplemented without the prior written consent of the Lessee if such amendment, modification or supplement would adversely affect the Lessee."

                 7. AMENDMENT TO SECTION 12 OF THE PARTICIPATION AGREEMENT. The first sentence of Section 12 is amended by inserting the words "or the Refunding Agreement" after the words "this Agreement". Section 12 is further amended by inserting the word "Original" before the words "Loan Participant(s)" each time they appear.

                 8.  AMENDMENT TO SECTION 13 OF THE PARTICIPATION AGREEMENT.
(a) The first sentence of Section 13 is amended by deleting the words "each Loan Participant" and substituting therefor the words "the Pass Through Trustee".

                 (b) Paragraph (A) of Section 13 is amended by inserting the words ", the Pass Through Trustee" after the words "Owner Participant" and by inserting the words "and the Pass Through Trust Documents" after the words "Operative Documents".

                 (c) Clause (i) of paragraph (E) of Section 13 is amended by inserting the words "the Pass Through Trust Documents (for so long as any Pass Through Certificate is outstanding)," after the words "the Lease,"; the third to last sentence of paragraph (E) is amended by inserting the words "and the Pass Through Trust Documents" after the words "Operative Documents".

                 (d) The following new paragraph (G) of Section 13 is added as follows:





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                 "(G) The Lessee agrees to pay on behalf of the Owner Trustee the Owner Trustee's pro rata share of the ongoing fees and expenses of the Pass Through Trustee under each Pass Through Trust Supplement, and, to the extent expressly provided in Section 7.06(4) of the Pass Through Trust Agreement, any indemnity payments payable to the Pass Through Trustee in its individual capacity. The Owner Trustee's pro rata share of such fees, expenses and indemnity payments of the Pass Through Trustee under each Pass Through Trust Supplement shall be determined by dividing the aggregate principal amount of the Equipment Notes held by such Pass Through Trustee by the aggregate principal amount of all of the Equipment Notes held by such Pass Through Trustee."

                 9.  AMENDMENT OF SECTION 15 OF THE PARTICIPATION AGREEMENT.
(a) Section 15(a) is amended by deleting the definitions of "Interest Period", "LIBOR Loan", "LIBOR Rate", "London Business Day", "New York Business Day", "Optimal File", "Permitted Transferee", "Short Period Loan" and "Short Period Rate" and by inserting the following definitions in alphabetical order:

                 "Other Indentures" means and includes the Amended and Restated Trust Indenture and Security Agreement (AA 1994 PTC Series AB), dated as of May 26, 1994, between the Wilmington Trust Company, as Owner Trustee and the State Street Bank and Trust Company of Connecticut, National Association, as Loan Trustee, and the Amended and Restated Trust Indenture and Security Agreement (AA 1994 PTC Series AC), dated as of May 26, 1994, between Wilmington Trust Company, as Owner Trustee, and State Street Bank and Trust Company of Connecticut, National Association, as Loan Trustee.

                 "Pass Through Trust Documents" means the Pass Through Trust Agreement and the Pass Through Trust Supplements.

                 "Refinancing File" shall have the meaning set forth in the definition of "Owner Participant's Revised Net Economic Return".

                 "Section 20 Refinancing" means the refinancing under the Refunding Agreement.





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                 (b)  The definition of "Owner Participant's Revised Net
Economic Return" in Section 15(a) is hereby amended in its entirety to read as follows:

                 "'Owner Participant's Revised Net Economic Return' shall mean
         (i) the Original After-Tax Yield and (ii) total aggregate after-tax cash flow expected by the Owner Participant (party to this Agreement as of May 26, 1994) with respect to the Aircraft, in each case utilizing the same assumptions and constraints (other than those relating to debt amortization in the case of any refunding or refinancing) as used by such Owner Participant (including the Tax Assumptions set forth in Section 1 of the Tax Indemnity Agreement) in determining the Basic Rent, Stipulated Loss Value and Termination Value schedules with respect to the Term and the Special Purchase Price Percentage attached as an Exhibit to, or provided in, as the case may be, the Rent Schedule (the "Refinancing File"), as such assumptions may be adjusted from time to time to take into account the impact of any change of the type specified in Section 3(e) of the Lease which theretofore has resulted in an adjustment of the percentages for Basic Rent, Stipulated Loss Value, Termination Value or Special Purchase Price Percentage."

                 (c) Section 15(c) is amended by deleting the words " (i) if to the Lessee, the Owner Trustee, or the Indenture Trustee, to their respective addresses or numbers set forth below the signatures of such parties at the foot of this Agreement, or (ii) if to the Owner Participant or any Loan Participant, to its address set forth in Schedule I hereto" and substituting therefor the words "if to the Lessee, the Owner Participant, the Owner Trustee, the Indenture Trustee, the Loan Trustee or the Pass Through Trustee, at their respective addresses or telex or facsimile numbers set forth below the signatures of such parties at the foot of the Refunding Agreement".

                 10.  AMENDMENT OF SECTION 16 OF THE PARTICIPATION AGREEMENT.
(a) Section 16(b) is hereby amended by inserting the words ", and the Loan Trustee's lien on," between the words "use of" and "the Aircraft".

                 (b) Clause (E) of Section 16(c)(i) is amended by inserting the words ", the Pass Through Trustee (unless the Lien of the Trust Indenture is discharged)" after the first parenthetical.





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                 (c)  Clause (E) of Section 16(c)(i) and clause (B) of Section
16(c)(ii) are each amended by inserting the words "and the Loan Trustee" after the words "an opinion of counsel reasonably satisfactory to the Lessee".

                 (d) Clause (F) of Section 16(c)(i) is amended by inserting the words ", the Pass Through Trustee (unless the Lien of the Trust Indenture is discharged)" after the first parenthetical.

                 11.  AMENDMENT OF SECTION 17 OF THE PARTICIPATION AGREEMENT.
(a)  Sections 17(a) and (b) are amended in their entirety to read as follows:

                 "(a) So long as no Event of Default or Payment or Bankruptcy Default shall have occurred and be continuing, the Lessee shall have the right to request the Owner Participant and the Owner Trustee to effect an optional redemption of all of the Equipment Notes issued under the Trust Indenture or an optional redemption of all of the Equipment Notes of the same maturity and bearing the same interest rate issued under the Trust Indenture pursuant to Section 6.01(b)(2) or (3) of the Trust Indenture (in each case, such term to include the Equipment Notes originally issued under the Trust Indenture and any refunding indebtedness pursuant to this Section 17), as part of a refunding or refinancing operation. Promptly on receipt of such request, the Owner Participant will negotiate in good faith to conclude an agreement with the Lessee as to the terms of such refunding or refinancing operation (it being understood that, without limiting the Owner Participant's obligation to negotiate in good faith as aforesaid, the Owner Participant shall not be obligated to enter into any such agreements in connection with such a refunding or refinancing operation unless terms and conditions customary in aircraft leveraged lease refundings or refinancings shall have been satisfied), and upon such agreement:

                          (i) the Lessee, the Owner Participant, the Loan Trustee (to the extent not inconsistent with the Trust Indenture), the Owner Trustee, and any other appropriate parties will enter into a financing or loan agreement (which may involve an underwriting agreement in connection with a public offering or the sale of the Owner Trustee's interest in the Trust Estate and/or the Aircraft and a





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         resale thereof to such Owner Trustee; provided, however, that in the case of a refunding or refinancing involving a public offering of debt securities the Owner Participant shall not be named in any prospectus distributed in connection therewith (unless the Owner Participant shall at the time consent thereto), the Lessee shall have the right to purchase such debt securities and apply such debt securities as a credit against its obligations to pay Rent, so long as Lessee shall not at any time hold all or substantially all of such debt securities and, for the purpose of any vote of such debt securities, any such debt securities held by the Lessee shall be disregarded and deemed not to be outstanding) providing for (x) the issuance and sale by the Owner Trustee or such other party as may be appropriate to such institution or institutions on the date specified in such agreement (for the purposes of this Section 17, the "Refinancing Date") of debt securities in an aggregate principal amount equal to the principal amount of the Equipment Notes to be redeemed, on the Refinancing Date, and (y) the application of the proceeds of the sale of such debt securities to the redemption of all such Equipment Notes on the Refinancing Date;

                     (ii) the Lessee and the Owner Trustee will amend the Lease such that (w) if the Refinancing Date is not a Lease Period Date, the Lessee shall on the Refinancing Date prepay that portion of the next succeeding installment of Basic Rent as shall equal the aggregate interest accrued on the Equipment Notes then being redeemed on the Refinancing Date, (x) Basic Rent payable in respect of the period from and after the Refinancing Date shall be recalculated to preserve the Owner Participant's Revised Net Economic Return taking into account all reasonable fees, costs and expenses of such refunding or refinancing paid by the Owner Participant, (y) amounts payable in respect of Stipulated Loss Value and Termination Value from and after the Refinancing Date shall be appropriately recalculated to preserve the Owner Participant's Revised Net Economic Return, and the Special Purchase Price Percentage and the Special Purchase Option Date shall be recalculated as provided in Section 18, and (z) in the event that the





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         debt instruments issued in such refunding or refinancing transaction are denominated in a foreign currency (it being understood that the terms of any such foreign denominated loan and the provisions of the operative documents relating thereto are to be reasonably acceptable to the Owner Participant), those portions of Basic Rent, Termination Value and Stipulated Loss Value payments allocable to the payments required to be made in a foreign currency with respect to such debt instruments shall likewise be denominated in and made in such currency or, in the alternative, the Lessee shall indemnify the Owner Participant against any losses resulting from foreign currency exchange rate fluctuations; and

                    (iii) the Owner Trustee will enter into an agreement to provide for the securing thereunder of the debt securities issued by the Owner Trustee pursuant to clause (a) of this
                 Section 17 in like manner as the Equipment Notes issuable under the Trust Indenture and/or will enter into such amendments and supplements to the Trust Indenture effective as of the date of the relevant refunding or refinancing, as may be necessary to effect such refunding or refinancing, provided that no such amendment or supplement will increase the obligations or materially impair the rights of the Owner Participant under the Operative Documents without the consent of the Owner Participant;

         provided, however, that (w) the Lessee shall not request that less than all of the Equipment Notes issued under the Trust Indenture be redeemed as part of a refunding operation hereunder unless it simultaneously requests that all the outstanding equipment notes held in the same Pass Through Trust issued under the Other Indentures be simultaneously redeemed, (x) there shall be no more than two such refundings or refinancings (not including the Section 20 Refinancing),
         (y) Lessee shall pay the Owner Participant a fee of $25,000 in connection with each refunding or refinancing pursuant to this Section 17 occurring subsequent to the first such refunding or refinancing and
         (z) if within 20 days after receipt of a request from the Lessee to effect a refunding or refinancing pursuant to this Section 17, which request specifies the proposed structural terms and the amount thereof, the Owner Participant provides





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         the Lessee with a written opinion of independent tax counsel selected by the Owner Participant and reasonably acceptable to the Lessee to the effect that there will be a material risk or increase in risk of adverse tax consequences to the Owner Participant resulting from the refunding or refinancing (other than the consequence that the refinanced loan constitutes "qualified nonrecourse indebtedness" within the meaning of Temporary Regulations Section 1.861-10T(b) unless there shall have occurred a relevant Tax Change), then the Owner Trustee and the Owner Participant shall be required to effect such refunding or refinancing only if the Lessee shall have agreed to indemnify the Owner Participant against such identified adverse tax consequences in a manner reasonably satisfactory to the Owner Participant; provided, however, the parties agree that in the absence of a relevant amendment to, or change in, the Code or any other Federal tax statute or any regulation promulgated under any of the foregoing (or official interpretation of any of the foregoing) after the execution and delivery of the Participation Agreement a refinancing or refunding as such will not result in any such risk."

                 "(b) The Equipment Notes, and any other debt instruments issued in connection with any refunding or refinancing operation permitted by this Section 17, shall not be subject to optional redemption by the Owner Trustee without the consent of the Lessee, except as provided in the Trust Indenture."

                 12.  Amendment of Section 18 of the Participation Agreement.
(a)  Section 18(a) is amended in its entirety to read as follows:

                 "(a) Calculation of Adjustments. In the event that (A) the Transaction Costs are less or more than 1.46772034% of Lessor's Cost, or (B) prior to the acceptance of the Aircraft on the Delivery Date:
         (1) there shall have occurred a Tax Change and (2) after having been advised in writing by the Owner Participant of such Tax Change and the proposed adjustment to the payments of Basic Rent resulting therefrom, Lessee shall have waived its right under Section 11 of the Participation Agreement to decline to proceed with the transaction, or
         (C) a refinancing or refunding as contemplated by Section 17 hereof occurs, or (D) the Delivery Date is other than May 28, 1992, or (E) if the





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         Certificates are not refunded or refinanced on or prior to the Base
         Lease Commencement Date, the Interim Payment Amount (after adjustment for any Interim Payment Differential Amount) is other than $1,345,440.50, or (F) any amount is paid by the Lessee to the Owner Participant pursuant to the Tax Indemnity Agreement, or (G) if the Certificates are not refunded or refinanced on or prior to the Base Lease Commencement Date, the Deferred Equity Amount is other than $3,275,000.00, then the Owner Participant shall recalculate the payments of Basic Rent, Stipulated Loss Values, Termination Values, (or, in the case of an event described in clause (F) above, payments of Stipulated Loss Values and Termination Values only) with respect to the Term (i) to preserve the Owner Participant's Revised Net Economic Return and (ii) to minimize, to the greatest extent possible, consistent with the foregoing clause (i), the present value (discounted semiannually at an interest rate per annum to be supplied by the Lessee) of (1) the payments of Basic Rent or, at Lessee's option, (2) the payments of Basic Rent scheduled to be paid prior to the Special Purchase Option Date (as such date may be adjusted pursuant to the Operative Documents) and the Special Purchase Price. In addition, (x) in the event of a Section 17 Refunding, the Special Purchase Price Percentage and the Special Purchase Option Date shall be recalculated in a manner consistent with the procedures specified in Section 20(c) of the Original Participation Agreement and (y) with respect to an event described in clause (A), (B), (D), (E) or (G) of the preceding sentence, the Special Purchase Price Percentage as of any date shall be recalculated such that the Special Purchase Price equals the greatest of (i) the appraised value of the Aircraft as of such date as set forth in Exhibit E to the Rent Schedule, (ii) 103% of the sum of the present values, as of the Special Purchase Option Date (as such date may be adjusted pursuant to the Operative Documents), of
         (a) Basic Rent payable with respect to the period from such Special Purchase Option Date to and including the twenty-fourth anniversary of the Base Lease Commencement Date and (b) an amount equal to 53% of Lessor's Cost (such present value calculation to utilize a discount rate equal to 13.5% per annum, compounded semi-annually), (iii) 103% of the amount that preserves Original After-Tax Yield as of such date and (iv) the amount that satisfies the aggregate after-tax cash flow and after-tax yield (using the multiple





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





investment sinking fund method of calculation) constraints used by the Owner Participant in its pricing assumptions to determine the Special Purchase Price Percentage (contained in the Refinancing File). In performing any such recalculations, the Owner Participant shall utilize the same methods and assumptions used by the Owner Participant in the calculation of the schedules (referred to in the definition of Owner Participant's Revised Net Economic Return) and the Special Purchase Price Percentage included in the Refinancing File as such assumptions may be changed as a result of the event described in clause (A), (B), (C), (D), (E), (F) or (G) of the second preceding sentence necessitating such recalculation or due to the prior occurrence of any such event."

                 (b) Section 18(b) is amended in its entirety to read as follows:

                 "(b) Confirmation and Verification. Upon completion of any recalculation described above in Section 18(a), a duly authorized officer of the Owner Participant shall provide a certificate to the Lessee either (x) stating that the payments of Basic Rent, Stipulated Loss Values and Termination Values with respect to the Term and, in the case of the second sentence of Section 18(a), the Special Purchase Price Percentage, as are then set forth in the Lease do not require change, or (y) setting forth such adjustments to the payments of Basic Rent, Stipulated Loss Values or Termination Values with respect to the Term and, in the case of the second sentence of Section 18(a), the Special Purchase Price Percentage, as have been calculated by the Owner Participant in accordance with Section 18(a) above and Section 3(e) of the Lease. Such certificate shall describe in reasonable detail the basis for any such adjustments. If the Lessee shall so request, the recalculation of any such adjustments described in this
         Section 18 shall be verified by, at Lessee's option, (i) Babcock & Brown or (ii) a nationally-recognized firm of independent accountants selected by the Lessee and reasonably acceptable to the Owner Participant. A representative of such firm shall be shown, on a confidential basis, the methods and assumptions originally used by the Owner Participant (party to this Agreement as of May 26, 1994) in the calculation of the schedules contained in the Refinancing File and the Special Purchase Price





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





         Percentage contained in the Refinancing File. The reasonable costs of such verification shall be borne by the Lessee, unless as a result of such verification process the payments of Basic Rent are adjusted and such adjustment causes (i) the present value of the payments of Basic Rent, discounted semi-annually at the Assumed Debt Rate to decline by
         7.5 basis points or more from the present value of the payments of Basic Rent, discounted semi-annually at the Assumed Debt Rate, certified by the Owner Participant pursuant to this Section 18(b) or
         (ii) any Stipulated Loss Value or Termination Value percentage or, in the case of the second sentence of Section 18(a), the Special Purchase Price Percentage, to be materially below that certified by the Owner Participant pursuant to this Section 18(b), in which case the Owner Participant shall be responsible for the reasonable costs of such verification."

                 (c)  Section 18(d) is amended by deleting it in its entirety.

                 13.  DELETION OF SECTION 20 OF THE PARTICIPATION AGREEMENT.
Section 20 is hereby deleted and the words "Section 20. [Intentionally Omitted; provided that Section 20(c) of the Original Participation Agreement shall remain in effect solely for purposes of performing certain calculations as provided in Section 18 of the Participation Agreement.]" are substituted therefor.

                 14.  AMENDMENT OF SECTION 21 OF THE PARTICIPATION AGREEMENT.
Section 21 is hereby renumbered Section 22.

                 15. NEW SECTION 21 OF THE PARTICIPATION AGREEMENT. The following new Section 21 is added:

                 "Section 21. Successor Loan Trustee; Amendment of Pass Through Trust Documents. (a) In the event that the Loan Trustee gives notice of its resignation pursuant to Section 9.06(b) of the Trust Indenture, the Lessee may direct the Owner Trustee to appoint, and the Owner Trustee shall promptly appoint, a successor Loan Trustee.

                 (b) In the event that either the Owner Trustee or the Lessee obtains knowledge of the existence of any of the grounds for removal of the Loan Trustee set forth in Section 9.06 of the Trust Indenture, the Owner Trus-

                                  Series AA
         tee or the Lessee, as the case may be, shall promptly give notice (the "Removal Notice") to the other by telephone, confirmed in writing. Within five Business Days after the giving of the Removal Notice, the Lessee may direct the Owner Trustee to remove, and the Owner Trustee shall remove, the Loan Trustee and appoint a successor Loan Trustee, provided that, if within ten Business Days after the giving of the Removal Notice the Loan Trustee shall not have been removed, the Owner Trustee shall be deemed without further act to have delegated to the Lessee the right, on behalf of the Owner Trustee, to remove the Loan Trustee and appoint a successor, and, in the event of the removal of the Loan Trustee in accordance with such delegation, the Lessee agrees to appoint promptly a successor Loan Trustee.

                 (c) The Lessee shall not enter into any modification or amendment of any Pass Through Trust Document in any manner affecting the Pass Through Trusts created pursuant to the Pass Through Trust Supplements, without the consent of the Owner Trustee, such consent not to be unreasonably withheld, except that the Owner Trustee shall not be required to consent to any such modification or amendment which adversely affects its interests (as trustee or in its individual capacity) or the interests of the Owner Participant."

                 16.  AMENDMENT OF SCHEDULE I TO THE PARTICIPATION AGREEMENT.
Schedule I is amended in its entirety as set forth in Schedule I to the Refunding Agreement (AA 1994 PTC Series AA).



                                      18

                                  Series AA